Exhibit (a) (5) (iii)


For immediate release
Friday 23rd June, 2000


On Thursday 22 June, 2000, Invensys Holdings Limited, an indirect wholly owned subsidiary of Invensys p1c, purchased through its agent Goldman Sachs International 765,500 shares of Baan Company N.V. on the Amsterdam Exchanges at an average price of Euro 2.85.